Exhibit 99.2 Marriott International, Inc. Corporate Headquarters

NEWS

CONTACT:       Tom Marder

(301) 380-2553

thomas.marder@marriott.com

GLOBAL EXPANSION FUELS MARRIOTT EARNINGS GROWTH

Leading Brands and New Hotels Drive Strong Free Cash Flow

•	4,000 hotels planned in 90 countries by 2014
•	Over 100 hotels expected in China by 2014
•	Approximately $4 Billion to $5 Billion available for return to shareholders or opportunistic investments over three years

BEIJING, June 19, 2012 – Leading global hotel operator Marriott International, Inc. (NYSE: MAR) will say today it is on track to have 4,000 hotels in 90 countries across its 14-brand lodging portfolio by 2014. With 115,000 hotel rooms in its development pipeline, it could open between 90,000 and 105,000 new rooms around the world in 2012 through 2014, not including the planned Gaylord acquisition.

In presentations at its first meeting in China for security analysts and institutional investors, Marriott also will say it expects to have more than 100 hotels across nine brands and nearly 40 markets in China by 2014.

Assuming 6 to 8 percent compound growth in worldwide systemwide Revenue per Available Room (RevPAR) for 2012 through 2014, diluted earnings per share (EPS) could reach $2.45 to $2.85 in 2014.

Arne Sorenson, Marriott International’s president and chief executive officer, will tell investors, “China is a fitting place to present our tremendous global growth story and discuss our outstanding financial prospects. Even today, China is our second most important market after North America, representing roughly 5 percent of total fees. On average we expect to open a hotel a month in this country over the next three years.

“Beyond our major expansion here, China also represents extraordinary opportunities for the travel sector globally. The country is now the third largest source market for international travel behind the U.S. and Germany, with 70 million travelers annually, fueled by a dramatically growing middle class. Chinese arrivals in the U.S. were one million in 2011 and are expected to grow to three million by 2016. We are working with our industry to smooth the visa process in the U.S. and we look forward to welcoming more visitors from around the world,” said Mr. Sorenson.

Discussing its operating model, the company will say that it could generate between $1.8 billion and $1.9 billion in worldwide fee revenue through 2014, assuming compound worldwide systemwide RevPAR growth of 6 to 8 percent.

With strong cash flow expected, Marriott will say it assumes investment spending of $2.6 billion to $2.8 billion from 2012 through 2014. The company expects to recycle $800 million to $1 billion of capital during the period. Assuming this level of net investment, a 6 to 8 percent RevPAR growth scenario and new debt issuances, the company could have $4.0 billion to $4.7 billion to return to investors or deploy in additional opportunistic investments over the next three years.

Highlighting its commitment to and focus on the China market, Marriott will say that it plans to hire 30,000 employees in the country by the end of 2015. The company now has one million Chinese members in its 38 million member guest loyalty program, Marriott Rewards, and has also established a fresh water conservation initiative, “Nobility of Nature,” in partnership with local communities in Sichuan Province.

“We are excited about our future, here in China, elsewhere in Asia and around the world. Our core values are led by putting people first. That, combined with a strong brand portfolio, hotels in outstanding locations, and operations and development closely aligned with local markets, will enable us to grow market share, enhance guest loyalty and drive long-term profitability for both our hotel owners and shareholders,” said Mr. Sorenson.

Marriott will provide a live webcast of today’s investor and security analyst conference. The live webcast will be available for U.S. investors on June 18, 2012 from approximately 7:30 p.m. to midnight Eastern Daylight Time in the U.S. (EDT). The presentations will take place in Beijing, China from approximately 7:30 a.m. to noon on June 19, 2012 (China GMT+8 time zone). Slides and audio from the meeting will be provided through a live webcast via Marriott’s investor relations web site. The slides contain financial models for the three-year period, including estimates of earnings before interest, taxes, depreciation and amortization (EBITDA), return on invested capital, and free cash flow, as well as non-GAAP financial measure reconciliations for those estimates as appropriate. Copies of the slides will be available for download approximately one hour before the start of the presentation. Those wishing to access the webcast should log onto http://www.marriott.com/investor, and click on the Security Analyst Meeting link under the “Recent & Upcoming Events” tab. Presentation materials from the meeting and the webcast replay will be available online after the meeting as well. Investor or analyst questions concerning the analyst conference should be addressed to Marriott Investor Relations at (301) 380-1379.

This press release contains “forward-looking statements” within the meaning of federal securities laws, including RevPAR and earnings trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending and amounts we could return to shareholders; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the continuation and pace of the economic recovery; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with governments and officials in countries where we do business, clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors that we identify in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from the expectations we express or imply here. We make those statements as of June 19, 2012 Beijing Time (June 18, 2012 in the U.S.), and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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